Exhibit (a)(1)(I)

AMENDMENT TO STANDSTILL AGREEMENT

This AMENDMENT, dated as of October 29, 2012 (this “Amendment”), amends the Standstill Agreement, dated as of October 14, 2010 (the “Standstill Agreement”), by and between Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), and TPG STAR SNI, L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Standstill Agreement.

RECITALS

WHEREAS, simultaneously with the execution of this Amendment, the Company is entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), Willow Road Company, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger; and

WHEREAS, the Company and the Purchaser wish to amend the Standstill Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. AMENDMENT TO STANDSTILL AGREEMENT. Section 3 of the Standstill Agreement is hereby amended by adding the following as Section 3.3:

“3.3. Notwithstanding anything herein to the contrary, for purposes of this Agreement the Company hereby consents to and approves (i) the Agreement and Plan of Merger, dated as of October 29, 2012 (the “Merger Agreement”), by and among Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), Willow Road Company, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, (ii) the Merger, and (iii) each of the other transactions contemplated by the Merger Agreement. For purposes of this Agreement, the Company hereby (x) consents to the taking of any and all actions, the making of any and all agreements and commitments, and the execution and delivery of any and all agreements, documents and instruments by the Purchaser consistent with and in furtherance of (and in no manner adverse to) the Merger Agreement, the Merger and the other transactions contemplated thereby, including the Purchaser’s execution and delivery of and compliance with that certain letter agreement, dated as of October 29, 2012, among the Purchaser, Parent and Merger Sub, and (y) agrees that none of the foregoing (whenever taken, made, executed or delivered) shall constitute a breach of any obligation hereunder.”

2. REPRESENTATIONS AND WARRANTIES.

2.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

(a) The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has all necessary power and authority to enter into this Amendment and to perform its obligations under this Amendment.

(b) The execution, delivery, and performance of this Amendment by the Company has been duly and validly authorized by all necessary action, and no other action on the part of the Company is necessary to authorize this Amendment, or the performance of the Company’s obligations under this Amendment.

(c) This Amendment has been duly executed and delivered by the Company, and, assuming due authorization, execution, and delivery by the Purchaser, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

2.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) The Purchaser is a limited partnership, duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, and has the power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Amendment.

(b) The execution, delivery, and performance of this Amendment by the Purchaser has been duly and validly authorized by all necessary action, and no other action on the part of the Purchaser is necessary to authorize this Amendment, or the performance of the Purchaser’s obligations under this Amendment.

(c) This Amendment has been duly executed and delivered by the Purchaser, and, assuming due authorization, execution, and delivery by the Company, constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

3. MISCELLANEOUS.

3.1. Further Assurances. Each of the Company and the Purchaser agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Amendment.

3.2. Succession and Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof.

3.3. Amendments and Waivers. No amendment or waiver of any provision of this Amendment shall be valid and binding unless the same shall be in writing and signed, (a) in the case of an amendment, by the Company and the Purchaser, (b) in the case of a waiver that is to be effective against the Company, by the Company, or (c) in the case of a waiver that is to be effective against the Purchaser, by the Purchaser. No waiver by any party of any breach of any provision hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach of any such provision hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Amendment shall operate as a waiver thereof.

3.4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

3.5. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

3.6. Headings. The headings contained in this Amendment are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

3.7. Construction. The parties have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment. The parties intend that each provision contained herein shall have independent significance. If any party has breached any provision contained herein in any respect, the fact that there exists another provision relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first provision.

3.8. Governing Law. This Amendment and any dispute arising out of or relating in any way to this Amendment, whether in contract, tort, or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to, or otherwise giving effect to, any body of law or other rule that would cause or otherwise require the application of the laws of any other jurisdiction.

3.9. Jurisdiction and Venue; Service of Process.

(a) Jurisdiction and Venue. Any Action against either party relating in any way to this Amendment may be brought exclusively in the courts of the State of Delaware located in Wilmington, Delaware, or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the jurisdiction of both such courts in respect of any such Action. Any Action to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(b) Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Amendment in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with Section 4.1(a) of the Standstill Agreement or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.1 of the Standstill Agreement, shall constitute good and valid service of process in any such Action, and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) of this Section 3.9 does not constitute good and valid service of process.

3.10. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, OR BASED UPON, THIS AMENDMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 3.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

3.11. Continuing Effectiveness, etc. Except to the extent expressly set forth in this Amendment, all of the terms and conditions of the Standstill Agreement remain unchanged and in full force and effect. Each of the Company and the Purchaser affirms that after giving effect to this Amendment, the Standstill Agreement, as modified hereby, will remain in full force and effect, and will continue to constitute a legal, valid and binding obligation of the Company or the Purchaser, respectively, enforceable against the Company or the Purchaser, respectively, in accordance with its terms except insofar as such enforcement may be limited by other Law.

3.12. Waiver under Stockholders Agreement. The Purchaser hereby waives any and all requirements or restrictions that may apply in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger) pursuant to Section 3.2(b)(iv) of that certain Stockholders Agreement, dated as of October 14, 2010, by and between Weider Health and Fitness and the Purchaser.

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as an agreement under seal as of the date first above written.

COMPANY: SCHIFF NUTRITION INTERNATIONAL, INC.

By:	/s/ Tarang P. Amin
	Name:	Tarang P. Amin
	Title:	President and Chief Executive Officer

PURCHASER: TPG STAR SNI, L.P. By: TPG STAR ADVISORS, L.L.C., its general partner

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President